UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Lauder, Leonard A. (1)
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   2/1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |1/30/1|J (2|V|1,500,000         |A  |           |                   |D     |                           |
                           |997   |)   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/30/1|G   |V|780,000           |D  |           |                   |D     |                           |
                           |997   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/30/1|G   |V|220,000           |D  |           |                   |D     |                           |
                           |997   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |2/10/1|S   | |1,000,000         |D  |$47.00     |7,413,748          |D     |                           |
                           |997   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |      |    | |                  |   |           |8,163,253          |I     |By Estee Lauder 1994 Trust |
                           |      |    | |                  |   |           |                   |      |(3,4)                      |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |      |    | |                  |   |           |1,685,251          |I     |By GRAT (3,5)              |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/30/1|J (2|V|1,500,000         |D  |           |7,048,423          |I     |By LAL Family Partners (3,6|
                           |997   |)   | |                  |   |           |                   |      |)                          |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |      |    | |                  |   |           |7,692              |I     |By Lauder & Sons L.P. (3,7)|
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |      |    | |                  |   |           |160,000            |I     |By Spouse (8)              |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Designated filer on behalf of the Reporting Person, Evelyn H. Lauder (who is the Reporting Person's spouse),
LAL Family Partners L.P. and LAL Family Corporation. Mrs. Lauder is an Executive Officer of the issuer and she disclaims beneficial ownership of the securities owned directly and indirectly by her spouse, except for the
160,000 shares of Class A Common stock which she holds directly. With respect to Class A Common Stock, LAL
Family Partners L.P. (a 10% owner of the issuer) directly holds 7,048,423 shares and holds no shares indirectly.
Leonard A. Lauder and LAL Family Corporation (a 10% owner of the issuer) are the two general partners of LAL
Family Partners L.P. and are deemed to beneficially own indirectly all shares held directly by LAL Family Partners
L.P. LAL Family Corporation holds no other shares of Class A Common Stock, directly or indirectly.
(2) Distribution to Reporting Person in his capacity as a partner of LAL Family Partners L.P. (see also Note 6).
(3) The Reporting Person disclaims beneficial ownership to the extent that he does not have a pecuniary interest in such securities.
(4) The Reporting Person is co-Trustee and beneficiary of The Estee Lauder 1994 Trust. The Estee Lauder 1994
Trust has a short position of 5,500,000 shares of Class A Common Stock established prior to the issuer's initial public offering.
(5) The Reporting Person is the grantor of a grantor retained annuity trust.
(6) The Reporting Person is the sole individual general partner of LAL Family Partners L.P. and the majority stockholder of LAL Family Corporation, which is the sole corporate partner of LAL Family Partners L.P. LAL Family
Partners L.P. is a limited partnership in which the Reporting Person has sole voting and investment power.
(7) The Reporting Person is a general partner of Lauder & Sons L.P. The Reporting Person is also a Trustee of The
1995 Estee Lauder LAL Trust, which is also a general partner in Lauder & Sons
L.P.
(8) The Reporting Person disclaims beneficial ownership of shares owned by his spouse.
Joint Filer
Information
Name: Evelyn H.
Lauder
Address: The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY
10153
Designated Filer: Leonard A.
Lauder
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Statement for Month/Year:
2/1997
Signature: /s/ Evelyn H.
Lauder
Joint Filer
Information
Name: LAL Family Partners
L.P.
Address: c/o: Leonard A. Lauder, The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY 10153
Designated Filer: Leonard A.
Lauder
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Statement for Month/Year:
2/1997
Signature: /s/ Leonard A. Lauder, Managing
Partner
Joint Filer Information
Name: LAL Family Corporation
Address: c/o: Leonard A. Lauder, The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY 10153
Designated Filer: Leonard A.
Lauder
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Statement for Month/Year:
2/1997
Signature: /s/ Leonard A. Lauder,
President
SIGNATURE OF REPORTING PERSON
Leonard A. Lauder
DATE
March 4, 1997